DECHERT PRICE & RHOADS
                         1500 K Street, N.W.
                             Suite 500
                        Washington, D.C.  20005
                            (202) 626-3300



                            December 7, 1995



PIMCO Advisors Institutional Funds
840 Newport Center Drive
Newport Beach, CA  92660

Dear Sir or Madam:

      With respect to the issuance and sale of 68,483,604.428 shares of beneficial interest of PIMCO Advisors Institutional Funds (the "Trust") for valuable consideration in the amount of $543,497,425.98 (representing 23,312,816.070 shares of the Money
Market Fund Institutional Class for $23,312,816.07; 1,818,414.010 shares of the Money Market Fund Administrative Class for $1,818,414.01; 12,742,073.502 shares of the PIMCO Managed Bond and Income Fund Institutional Class for $125,113,358.93; 316,833.578 shares of the PIMCO Managed Bond and Income Fund Administrative Class for $3,079,388.26; 33,656 shares of the Utility Stock Fund Institutional Class for $279,453.00; 2,698,804.839 shares of the NFJ Equity Income Fund Institutional Class for $31,850,805.68; 11,584.378 shares of the NFJ Equity Income Fund Administrative
Class for $127,845.89; 180,915.307 shares of the NFJ Diversified
Low P/E Fund Institutional Class for $1,830,013.09; 650,178.102 shares of the NFJ Small Cap Value Fund Institutional Class for $7,568,244.70; 3,399,099.037 shares of the Cadence Capital
Appreciation Fund Institutional Class for $50,028,301.35; 3,474,583.177 shares of the Cadence Mid Cap Growth Fund Institutional Class for $56,684,431.31; 99,198.080 shares of the Cadence Mid Cap Growth Fund Administrative Class for $1,744,803.74; 1,995,712.004 shares of the Cadence Micro Cap Growth Fund Institutional Class for $26,531,674.78; 1,085,832.253 shares of the Cadence Small Cap Growth Fund Institutional Class for $20,172,979.29; 25,875.569 shares of Cadence Small Cap Growth Fund Administrative Class for $573,547.41; 1,056,362.679 shares of Parametric Enhanced Equity Fund Institutional Class for $13,462,616.18; 143,381 shares of the Parametric International Equity Fund Institutional Class for $1,205,730.00; 5,481,529.390 shares of the Blairlogie Emerging Markets Fund Institutional Class for $67,704,494.84; 129,835.262 shares of Blairlogie Emerging Markets Fund Administrative Class for $1,516,506.38; 4,261,627.171 shares of the Blairlogie International Active Fund Institutional Class for $46,747,463.98; 83,415.871 shares of Blairlogie International Active Fund Administrative Class for $954,110.38; 2,158,489.052 shares of the Balanced Fund Institutional Class for $23,440,186.21; 637,045.274 shares of Columbus Circle Core Equity Fund Institutional Class for $7,032,864.24; 2,015,019.122 shares of Columbus Circle Core Equity Fund Administrative Class for $23,380,458.69; and 671,323.701 shares of Columbus Circle Mid Cap Equity Fund Institutional Class for $7,336,917.57; it is our opinion that such shares were legally issued, fully paid, and non-assessable by the Trust.

      We hereby consent to the use of this letter by the Trust in connection with its amended notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 for its fiscal year ended October 31, 1995. This letter supersedes and replaces our letter of November 15, 1995, filed with the Trust's Rule 24f-2 Notice on that date.

                                      Very truly yours,



                                      Dechert Price & Rhoads